Exhibit 99.1

News Release

San Juan Basin Royalty Trust Announces March Cash Distribution

DALLAS, Texas, March 18, 2024 – Argent Trust Company, as the trustee (the “Trustee”) of the San Juan Basin Royalty Trust (the “Trust”) (NYSE: SJT), today declared a monthly cash distribution to the holders (the “Unit Holders”) of its units of beneficial interest (the “Units”) of $1,923,926.56 or $0.041278 per Unit, based primarily upon the reported production of the Trust’s subject interests (the “Subject Interests”) during the month of January 2024. The distribution is payable April 12, 2024, to the Unit Holders of record as of March 28, 2024.

For the production month of January 2024, the owner of the Subject Interests, Hilcorp San Juan L.P. and the operator of the Subject Interests, Hilcorp Energy Company (collectively, “Hilcorp”), reported to the Trust net profits of $3,277,646 gross ($2,458,235 net royalty amount to the Trust).

Hilcorp reported $6,667,167 of total revenue from the Subject Interests for the production month of January 2024, consisting of $6,585,684 of gas revenues and $81,483 of oil revenues. For the Subject Interests, Hilcorp reported $3,389,520 of production costs for the production month of January 2024, consisting of $2,508,461 of lease operating expenses, $798,660 of severance taxes, and $82,399 of capital costs.

Based upon information provided to the Trust by Hilcorp, gas volumes for the subject interests for January 2024 totaled 1,808,545 Mcf (2,009,495 MMBtu), as compared to 1,909,007 Mcf (2,121,119 MMBtu) for December 2023. Dividing gas revenues by production volume yielded an average gas price for January 2024 of $3.64 per Mcf ($3.28 per MMBtu), as compared to an average gas price for December 2023 of $2.99 per Mcf ($2.69 per MMBtu).

Hilcorp previously provided the Trust with its 2024 capital project plan for the Subject Interests (the “2024 Plan”), which estimated 2024 capital expenditures for the Subject Interests to be $36 million. Hilcorp advised the Trust that the 2024 Plan for the Subject Interests has been revised to remove a planned capital project involving a vertical drill well that was contemplated in the Dakota/Mesaverde formations. This decreases the estimated capital expenditures under the 2024 Plan to $34 million. Hilcorp further informed the Trust that its 2024 capital project plans are subject to revision if Hilcorp revises its assumptions underlying the 2024 Plan, and that actual capital costs in 2024 may vary from the estimates in the 2024 Plan.

Pursuant to the Amended and Restated Royalty Trust Indenture, dated December 12, 2007 (as amended on February 15, 2024, by the First Amendment to the Amended and Restated Royalty Trust Indenture), the Trustee is authorized to retain, in its sole discretion, a cash reserve for payment of Trust liabilities that are contingent or uncertain or otherwise not currently due and payable. The Trustee previously maintained a cash reserve in the amount of $1.0 million. However, in order to cover Trust expenses during any period of revenue shortfall, which could result from lower commodity prices or increased capital expenditures under Hilcorp’s 2024 Plan, the Trustee will increase the cash reserves over the coming months to $2.0 million. The Trustee will reserve $400,000 in cash from the royalty income received by the Trust in March 2024 to increase cash reserves, which will bring the balance of cash reserves to $1.4 million.

Production from the Subject Interests continues to be gathered, processed, and sold under market sensitive and customary agreements, as recommended for approval by the Trust’s Consultant. The Trustee continues to engage with Hilcorp regarding its ongoing accounting and reporting to the Trust, and the Trust’s third-party compliance auditors continue to audit payments made by Hilcorp to the Trust, inclusive of sales revenues, production costs, capital expenditures, adjustments, actualizations, and recoupments. The Trust’s auditing process has also included detailed analysis of Hilcorp’s pricing and rates charged. As previously disclosed in the Trust’s filings, these revenues and costs (along with all costs) are the subject of the Trust’s ongoing comprehensive audit process by our professional consultants and outside counsel to ensure full compliance with all the underlying operative Trust agreements and evaluating all available potential remedies in the event there is evidence of non-compliance.

Forward Looking Statements. Except for historical information contained in this news release, the statements in this news release are forward-looking statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements generally are accompanied by words such as “estimates,” “anticipates,” “could,” “plan,” or other words that convey the uncertainty of future events or outcomes. Forward-looking statements and the business prospects of San Juan Basin Royalty Trust are subject to a number of risks and uncertainties that may cause actual results in future periods to differ materially from the forward-looking statements. These risks and uncertainties include, among other things, certain information provided to the Trust by Hilcorp, volatility of oil and gas prices, governmental regulation or action, litigation, and uncertainties about estimates of reserves. These and other risks are described in the Trust’s reports and other filings with the Securities and Exchange Commission.

Contact:	San Juan Basin Royalty Trust
Argent Trust Company, Trustee
Nancy Willis, Director of Royalty Trust Services
Toll-free: (855) 588-7839 or (866) 809-4553
Fax: (214) 559-7010
Website: www.sjbrt.com
Email: royaltytrustgroup@argenttrust.com